================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                   -----------
                               (Amendment No. 1)*

                             THOMSON multimedia S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)

         Ordinary Shares                                   885118-10-9
nominal value euro 3.75 per share
--------------------------------------------------------------------------------
 (Title of class of securities)                           (CUSIP number)

                                 August 21, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 11 Pages

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

---------------------------------------------------------------------           ---------------------------------------------------
CUSIP No.                       885118-10-9                             13G                         Page 2 of 11
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAMES OF REPORTING PERSONS:                 DIRECTV Enterprises, LLC


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            95-4511942
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [x]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              0
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:*                  OO
------------------------- ---------------------------------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

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
CUSIP No.                       885118-10-9                             13G                         Page 3 of 11
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAMES OF REPORTING PERSONS:                 Hughes Electronics Corporation


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            52-1106564
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [x]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              0
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:*                  CO
------------------------- ---------------------------------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

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
CUSIP No.                       885118-10-9                             13G                         Page 4 of 11
---------------------------------------------------------------------           ---------------------------------------------------

------------------------- ---------------------------------------------------------------------------------------------------------
           1              NAME OF REPORTING PERSONS:                  General Motors Corporation


                          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS            38-0572515
                          (ENTITIES ONLY):
------------------------- ---------------------------------------------------------------------------------------------------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                      (a) [_]
                                                                                                                      (b) [x]
------------------------- ---------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ---------------------------------------------------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       Delaware

------------------------------- ----- ---------------------------------------------------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                           0
            SHARES
                                ----- ---------------------------------------------------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                         0
           OWNED BY
                                ----- ---------------------------------------------------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                      0
           REPORTING
                                ----- ---------------------------------------------------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                    0

------------------------- ---------------------------------------------------------------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH              0
                          REPORTING PERSON:

------------------------- ---------------------------------------------------------------------------------------------------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                        [_]
------------------------- ---------------------------------------------------------------------------------------------------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                    0%

------------------------- ---------------------------------------------------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:*                  CO
------------------------- ---------------------------------------------------------------------------------------------------------

*  SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  THOMSON multimedia S.A.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  46, quai Alphonse Le Gallo
                  92100 Boulogne
                  France

Item 2(a).        Name of Person Filing:

                  This statement is filed by General Motors Corporation ("GM"), its wholly owned subsidiary Hughes Electronics Corporation ("Hughes") and Hughes' subsidiary, DIRECTV Enterprises, LLC ("Enterprises"). GM, Hughes and Enterprises are sometimes referred to herein collectively as the "Reporting Persons". An agreement among the Reporting Persons with respect to the filing of this statement is attached hereto as Exhibit 1.

Item 2(b).        Address of Principal Business Office or if None, Residence:

                  GM's principal business address is 300 Renaissance Center, Detroit, Michigan 48265-3000; Hughes' principal business address is 200
         N. Sepulveda Blvd., El Segundo, California 90245-0956; Enterprises' principal business address is 2230 E. Imperial Highway, El Segundo, California 90245.

Item 2(c).        Citizenship:

                  GM and Hughes are Delaware corporations. Enterprises is a Delaware limited liability company.

Item 2(d).        Title of Class of Securities:

                  Ordinary Shares, nominal value euro 3.75 per share

Item 2(e).        CUSIP Number:  885118-10-9 (American Depositary Shares)

Item 3. If This Statement is Filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)  [ ] Broker or dealer registered under Section 15 of the
                           Exchange Act;

                  (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange
                           Act;

                  (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d)  [ ] Investment company registered under Section 8 of the
                           Investment Company Act;

                  (e)  [ ] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

                  (f)  [ ] An Employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ] A Parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h)  [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i)  [ ] A Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  Not applicable.

Item 4.           Ownership.

                  (a) - (c)

                   See the responses of the Reporting Persons to Rows (5) through (11) of the cover pages of this statement on Schedule 13G, which are incorporated by reference herein.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    September 4, 2002


                       DIRECTV Enterprises, LLC

                       By:  DIRECTV Holdings, LLC,
                            its sole member

                       By:  Hughes Electronics Corporation,
                            its sole member

                       By: /s/ Michael J. Gaines
                          -----------------------------------------
                          Name:    Michael J. Gaines
                          Title:   Corporate Vice President and CFO

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    September 4, 2002


                              Hughes Electronics Corporation


                              By: /s/ Michael J. Gaines
                                 ----------------------------------------------
                                 Name:    Michael J. Gaines
                                 Title:   Corporate Vice President and CFO

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    September 4, 2002


                    General Motors Corporation


                    By: /s/ Thomas A. Gottschalk
                       -----------------------------------------------
                       Name:   Thomas A. Gottschalk
                       Title:  Executive Vice President Law and Public
                               Policy and General Counsel

                                  EXHIBIT INDEX

Exhibit No.        Description of Exhibit
-----------        ----------------------

1 Joint Filing Agreement, by and among DIRECTV Enterprises, LLC (f/k/a DIRECTV Enterprises, Inc.), Hughes Electronics Corporation, and General Motors Corporation (incorporated by reference to initial Schedule 13G, filed on February 14,
                   2000).